Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in the Proxy Statement constituting a part of this Registration Statement on Form F-4 of our report dated June 11, 2021 (which includes an explanatory paragraph relating to the ability of Union Acquisition Corp. II to continue as a going concern), relating to the financial statements of Union Acquisition Corp. II, which is contained in that Proxy Statement. We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York
June 21, 2021